As filed with the Securities and Exchange Commission on November 8, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

A. O. SMITH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	39-0619790
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11270 West Park Place Milwaukee, Wisconsin	53224-9508
(Address of principal executive offices)	(Zip Code)

A. O. Smith Combined Incentive Compensation Plan

(Full title of the plan)

Copy to:

James F. Stern, Esq. Executive Vice President, General Counsel and Secretary A. O. Smith Corporation 11270 West Park Place Milwaukee, Wisconsin 53224-9508 (414) 359-4000	Patrick G. Quick, Esq. Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $1 par value	1,250,000 shares	$56.085(2)	$70,106,250(2)	$4,998.58

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the A. O. Smith Combined Incentive Compensation Plan.
(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for A. O. Smith Corporation Common Stock on the New York Stock Exchange on November 1, 2010.

STATEMENT PURSUANT TO

GENERAL INSTRUCTION E TO FORM S-8

The purpose of this Registration Statement is to register 1,250,000 additional shares of Common Stock, $1 par value per share, of A. O. Smith Corporation (the “Company”) in connection with the A. O. Smith Combined Incentive Compensation Plan.

Pursuant to General Instruction E of Form S-8, the contents of the Company’s Registration Statements on Form S-8 (Reg. Nos. 333-92428 and 333-144950), including the documents incorporated by reference therein, are incorporated by reference into this Registration Statement).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on this 8th day of November, 2010.

A. O. SMITH CORPORATION

By:	/s/ PAUL W. JONES
Paul W. Jones
Chairman, President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Paul W. Jones, Terry M. Murphy and James F. Stern, and each of them individually, his or her attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ PAUL W. JONES Paul W. Jones	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	November 8, 2010

/S/ TERRY M. MURPHY Terry M. Murphy	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 8, 2010

/S/ JOHN J. KITA John J. Kita	Senior Vice President, Corporate Finance and Controller (Principal Accounting Officer)	November 8, 2010

Signature	Title	Date
/S/ RONALD D. BROWN Ronald D. Brown	Director	November 8, 2010

/S/ WILLIAM F. BUEHLER William F. Buehler	Director	November 8, 2010

/S/ GLOSTER B. CURRENT, JR. Gloster B. Current, Jr.	Director	November 8, 2010

/S/ WILLIAM P. GREUBEL William P. Greubel	Director	November 8, 2010

/S/ ROBERT J. O’TOOLE Robert J. O’Toole	Director	November 8, 2010

/S/ MATHIAS F. SANDOVAL Mathias F. Sandoval	Director	November 8, 2010

/S/ BRUCE M. SMITH Bruce M. Smith	Director	November 8, 2010

/S/ MARK D. SMITH Mark D. Smith	Director	November 8, 2010

/S/ IDELLE K. WOLF Idelle K. Wolf	Director	November 8, 2010

/S/ GENE C. WULF Gene C. Wulf	Director	November 8, 2010

EXHIBIT INDEX

Exhibit Number	Exhibit Description

(4.1)	A. O. Smith Combined Incentive Compensation Plan (incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement on Schedule 14A for the Company’s 2009 Annual Meeting of Shareholders, filed on March 5, 2009 (File No. 1-475)).

(4.2)	Amended and Restated Certificate of Incorporation of A. O. Smith Corporation (incorporated by reference to Exhibit 3(i) to the Company’s Form 8-K filed on April 22, 2009).

(4.3)	Credit Agreement, dated as of February 17, 2006, among A. O. Smith Corporation, various financial institutions, M&I Marshall & Ilsley Bank, U.S. Bank National Association and Wells Fargo Bank, N.A., as Co-Documentation Agents, and the Bank of America, N.A., as Administrative Agent (incorporated by reference to the Company’s Form 8-K filed on February 23, 2006 (File No. 1-475)).

(4.4)	The Registrant has instruments that define the rights of holders of long-term debt that are not being filed with this Registration Statement in reliance upon Item 601(b)(4)(iii) of Regulation S-K. The Registrant agrees to furnish to the Securities and Exchange Commission, upon request, copies of these instruments.

(4.5)	Form of A.O. Smith Corporation Executive Incentive Compensation Award Agreement (incorporated by reference to Exhibit 4.5 to the Company’s Form S-8 Registration Statement filed on July 30, 2007 (Reg. No. 333-144950)).

(5)	Opinion of James F. Stern.

(23.1)	Consent of Ernst & Young LLP.

(23.2)	Consent of James F. Stern (contained in Exhibit (5)).

(24)	Power of Attorney (contained on the signature page hereto).

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